Exhibit 99.1

DaVita Announces Refinancing of Existing Indebtedness and Estimate of Third Quarter Earnings

DENVER, Sep 21, 2010 (BUSINESS WIRE) – DaVita Inc. (NYSE: DVA) announced today that its Board of Directors has authorized a comprehensive refinancing of the Company’s senior secured credit facilities and bond indebtedness.

The Company intends to refinance its $1.8 billion of indebtedness outstanding under its existing senior secured credit facilities, $700 million of its 6 5/8% Senior Notes due 2013 (the “Senior Notes”) and $850 million of its Senior Subordinated Notes due 2015 (the “Subordinated Notes” and together with the Senior Notes, the “Notes”). Funds for refinancing the existing senior secured credit facilities and the Notes are expected to be raised from new secured and unsecured debt.

The Company intends to seek additional financing for general corporate purposes and other opportunities, including potential acquisitions, share repurchases and other growth investments.

In connection with these refinancing transactions, the Company is also announcing an estimate of certain third quarter results in advance of the announcement of actual third quarter results, which is expected to occur after market close on November 4, 2010. We expect that operating income for the third quarter will be in the range of $254 to $260 million and that diluted EPS will be in the range of $1.11 to $1.14. These ranges are consistent with our previous expectations. We expect that non-acquired treatment growth for the third quarter will be approximately 3.8%. Our mix of treatments reimbursed by non-government payors as a percentage of total treatments continues to deteriorate. We are narrowing our operating income guidance for 2010 to a range of $985 to $1,020 million. Because of the ongoing uncertainties associated with our payor mix and the uncertainties of operating under the new Medicare bundled payment system, we may not provide a specific guidance range for 2011 operating income on our third quarter earnings call. The quarter ended September 30, 2010 is not yet completed, and as a result, the Company’s actual results for the third quarter are not yet available. The above expectations regarding our results for the third quarter and guidance for 2010 are solely management estimates and projections based on currently available information. These estimates and projections and the underlying assumptions involve significant risks and uncertainties, and actual results may vary significantly.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any debt securities.

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to anticipated refinancing transactions, third quarter and 2010 operating income, third quarter earnings per share, third quarter non-acquired treatment growth and the mix of treatments reimbursed by non-government payors. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2010 and the second quarter ended June 30, 2010 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

•	the concentration of profits generated from commercial payor plans,

•	continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients,

•	a reduction in the number of patients under higher-paying commercial plans,

•

a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the U.S. in March 2010,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	our ability to maintain contracts with physician medical directors,

•	legal compliance risks, including our continued compliance with complex government regulations,

•	the resolution of ongoing investigations by various federal and state governmental agencies,

•	continued increased competition from large and medium-sized dialysis providers that compete directly with us, and

•	our ability to complete, integrate and successfully operate any businesses we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

SOURCE: DaVita Inc.

DaVita Inc.

Jim Gustafson, 310-536-2585